EXHIBIT 99.1

 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES CLOSING OF $2,000,000 PRIVATE PLACEMENT

Addison, Texas, December 27, 2012; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced the completion of a definitive agreement to sell 5,000,000 shares of its common stock at a price per share of $0.40 pursuant to a previously announced private placement offering to a strategic investor, resulting in gross proceeds of $2,000,000.  ULURU Inc. plans to use the proceeds from the offering for research and development and general corporate purposes.

The investor will also receive a warrant to purchase up to 3,000,000 shares of ULURU Inc.’s common stock. The warrants have an exercise price of $0.60 per share and are exercisable at any time on or after 180 days from the closing date and for a period of one year from the date of closing.

Under the terms of the definitive agreement, the purchase and sale of the shares and warrants will take place at four closings over the next twelve months, with $400,000 being funded upon signing of the definitive agreement.

The shares of common stock to be issued and any shares issued resulting from the exercise of warrants have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by us with the Securities and Exchange Commission.